Exhibit 99.1

Tucows Reports Financial Results for Second Quarter 2021

TORONTO, August 5, 2021 – Tucows Inc. (NASDAQ:TCX, TSX:TC), a provider of Fiber Internet Services, Mobile Services, Domain Name Services and other Internet services, today reported its financial results for the second quarter ended June 30, 2021. All figures are in U.S. dollars.

COVID-19: Tucows shareholders and prospective investors are encouraged to read Tucows’ public statement regarding COVID-19, which is available here: https://bit.ly/2LavpOc.

Note on the Financial Impact of Tucows’ Sale of Ting Mobile Customer Relationships and Transition to Mobile Services Enabler Platform:

As previously announced, effective August 1, 2020 most of Tucows’ mobile customers relationships were sold to DISH Networks (“DISH”) as part of Tucows’ transition of its mobile business to a Mobile Services Enabler (MSE) model from a Mobile Virtual Network Operator (MVNO) model, under which DISH became Tucows’ first MSE customer. Accordingly, the results of the Mobile Services segment for the second quarter of 2021 reflects operations under the new MSE model with prior periods being composed entirely of operations under Tucows’ previous MVNO model.

Under the terms of the earn out arrangement for the Ting customer base acquired by DISH, the income generated by the customer base acquired by Dish are recognized (net of expenses) as “Other Income” under the heading “Gain on Sale of Ting Customer Assets”. As a result, revenue and gross margin for the Mobile Services segment for the second quarter of 2021 are lower than those for the second quarter of 2020. Tucows will recognize fees per subscriber for customers owned by DISH under the Ting brand as well as customers under DISH’s Boost brand that are added to Tucows’ MSE platform, as Mobile Platform Services revenue under the terms of the MSE Agreement signed with DISH. For more information, see Tucows’ Financial Statements and Management Discussion and Analysis for the second quarter of 2021.

Summary Financial Results

(In Thousands of US Dollars, Except Per Share Data)

	3 Months ended June 30			6 Months ended June 30
	2021 (Unaudited)	2020 (Unaudited)	% Change	2021 (Unaudited)	2020 (Unaudited)	% Change
Net revenue	75,093	82,122	(8.6%)	145,968	166,107	(12.1%)
Gross Profit	18,239	22,966	(20.6%)	35,692	48,116	(25.8%)
Gain on Sale of Ting Customer Assets[1]	4,808	-	n/a	10,203	-	n/a
Net income	1,807	157	1,051%	3,956	2,991	32.3%
Basic Net earnings per common share	0.17	0.01	1,600%	0.37	0.28	31.8%
Adjusted EBITDA[1]	11,158	12,175	(8.4%)	23,881	24,856	(3.9%)
Net cash provided by operating activities	3,518	8,939	(60.6%)	17,604	23,012	(23.5%)

1.	This Non-GAAP financial measure is described below and reconciled to GAAP net income in the accompanying table.

Summary of Revenues, Gross Profit and Adjusted EBITDA

(In Thousands of US Dollars)

	Revenue		Gross Profit		Adj. EBITDA[1]
	3 Months ended June 30		3 Months ended June 30		3 Months ended June 30
	2021 (Unaudited)	2020 (Unaudited)	2021 (Unaudited)	2020 (Unaudited)	2021 (Unaudited)	2020 (Unaudited)
Fiber Internet Services:
Fiber Internet Services	5,825	4,414	2,799	2,749	(3,320)	(1,071)

Mobile Services:
Retail Mobile Services	2,548	17,567	1,061	8,907
Mobile Platform Services	2,457	-	2,364	-
Other Professional Services	2,001	-	261	-
Total Mobile Services	7,006	17,567	3,686	8,907	5,284	3,868

Domain Services:
Wholesale
Domain Services	47,883	46,206	10,176	9,852
Value Added Services	5,482	4,741	4,899	4,008
Total Wholesale	53,365	50,947	15,075	13,860

Retail	8,897	9,194	4,400	4,816
Total Domain Services	62,262	60,141	19,475	18,676	12,750	12,351
Network Expenses:
Network, other costs	n/a	n/a	3,612	2,485	n/a	n/a
Network, depreciation and amortization costs	n/a	n/a	4,108	3,356	n/a	n/a
Network, impairment	n/a	n/a	1	1,525	n/a	n/a
Total Network expenses	n/a	n/a	7,721	7,366	n/a	n/a

Total	75,093	82,122	18,239	22,966	n/a	n/a

“The second quarter marked another solid financial performance for Tucows with revenue and gross margin from our Domains Services and Fiber Internet Services businesses increasing 5% and 4%, respectively, year-over-year,” said Elliot Noss, President and Chief Executive Officer, Tucows Inc. “On top of its continued consistency, our Domain Services business is benefitting from the growth in domains under management generated by the pandemic impact last year, as well as our focus on maximizing gross margin. Our Mobile Services business continues to move forward in line with our expectations. And Ting Internet once again saw record performance across key build metrics, including by far our largest capital expenditure and passed address additions in a quarter, as growth in the subscriber base gained further momentum, with net additions up 47% from Q1 and more than triple that of Q2 of last year.”

Financial Results

Net revenue for the second quarter of 2021 was $75.1 million compared with $82.1 million for the second quarter of 2020. The majority of the decrease was the result of the absence of Ting Mobile MVNO revenue in the second quarter of 2021 following the Company’s sale of its Ting Mobile customer relationships to DISH during the third quarter of 2020 and the related earn out being recognized as Other Income. Excluding the Mobile Services business, net revenue for the combined Domains Services and Ting Internet businesses for the second quarter of 2021 increased 5% from the second quarter of 2020.

Gross profit for the second quarter of 2021 was $18.2 million compared with $23.0 million for the second quarter of 2020. The decrease in gross profit is attributable to the same factors as the decrease in revenue. Excluding the Mobile Services business, gross margin for the combined Domains Services and Ting Internet businesses for the second quarter of 2021 increased 4% from the second quarter of 2020.

Net income for the second quarter of 2021 was $1.8 million, or $0.17 per share, compared with $0.2 million, or $0.01 per share, for the second quarter of 2020.

Adjusted EBITDA1 for the second quarter of 2021 was $11.2 million compared with $12.2 million for the second quarter of 2020. Adjusted EBITDA1 is impacted by the continued investment in Ting Fiber.

Cash and cash equivalents at the end of the second quarter of 2021 were $7.3 million compared with $8.3 million at the end of the first quarter of 2021 and $8.9 million at the end of the second quarter of 2020.

Notes:

1. Adjusted EBITDA

Tucows reports all financial information required in accordance with United States generally accepted accounting principles (GAAP). Along with this information, to assist financial statement users in an assessment of our historical performance, the Company typically discloses and discusses a non-GAAP financial measure, adjusted EBITDA, in press releases and on investor conference calls and related events that exclude certain non-cash and other charges as the Company believes that the non-GAAP information enhances investors' overall understanding of our financial performance.

The Company believes that the provision of this supplemental non-GAAP measure allows investors to evaluate the operational and financial performance of the Company’s core business using similar evaluation measures to those used by management. The Company uses adjusted EBITDA to measure its performance and prepare its budgets. Since adjusted EBITDA is a non-GAAP financial performance measure, the Company’s calculation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. Because adjusted EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a liquidity measure. Non-GAAP financial measures do not reflect a comprehensive system of accounting and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies and/or analysts and may differ from period to period. The Company endeavors to compensate for these limitations by providing the relevant disclosure of the items excluded in the calculation of adjusted EBITDA to net income based on U.S. GAAP, which should be considered when evaluating the Company's results. Tucows strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

The Company’s adjusted EBITDA definition excludes depreciation, amortization of intangible assets, income tax provision, interest expense (net), accretion of contingent consideration, stock-based compensation, asset impairment, gains and losses from unrealized foreign currency transactions and costs that are one-time in nature and not indicative of on-going performance (profitability), including acquisition and transition costs. Gains and losses from unrealized foreign currency transactions removes the unrealized effect of the change in the mark-to-market values on outstanding unhedged foreign currency contracts, as well as the unrealized effect from the translation of monetary accounts denominated in non-U.S. dollars to U.S. dollars.

The following table reconciles adjusted EBITDA to income before provision for income taxes (dollars in thousands):

	3 months ended June 30		6 months ended June 30
	2021 (Unaudited)	2020 (Unaudited)	2021 (Unaudited)	2020 (Unaudited)
Adjusted EBITDA	11,158	12,175	23,881	24,856
Depreciation of property and equipment	4,211	3,155	7,970	6,145
Impairment and loss on disposition of property and equipment	6	1,525	66	1,525
Amortization of intangible assets	2,346	2,830	4,965	6,131
Impairment of definite life intangible assets	-	1,431	-	1,431
Interest expense, net	1,003	846	1,939	1,996
Accretion of contingent consideration	95	85	191	172
Stock-based compensation	1,209	847	2,231	1,648
Unrealized loss (gain) on change in fair value of forward contracts	191	(436)	357	(88)
Unrealized loss (gain) on foreign exchange revaluation of foreign denominated monetary assets and liabilities	42	441	106	399
Acquisition and transition costs*	367	845	1,136	956

Income before provision for income taxes	1,688	606	4,920	4,541

*Acquisition and other costs represent transaction-related expenses, transitional expenses, such as redundant post-acquisition expenses, primarily related to our acquisition of Ascio in March 2019 and Cedar in January 2020 and disposition of certain Ting Mobile assets in August 2020. Expenses include severance or transitional costs associated with department, operational or overall company restructuring efforts, including geographic alignments.

Conference Call

Concurrent with the dissemination of its quarterly financial results news release at 5:05 pm ET on Thursday, August 5, management’s pre-recorded audio commentary (and transcript) discussing the quarter and outlook for the Company, will be posted to the Tucows website at http://www.tucows.com/investors/financials. In lieu of a live question and answer period, for the subsequent six days, until Wednesday, August 11, shareholders, analysts and prospective investors can submit questions to Tucows’ management at ir@tucows.com. Management will post responses to questions of general interest (audio recording and transcript) to the Company’s website at http://www.tucows.com/investors/financials/ on Tuesday, August 17, at approximately 4 pm ET. All questions will receive a response, however, questions of a more specific nature may be responded to directly.

About Tucows

Tucows is a provider of Fiber Internet Services, Mobile Services, Domain Name Services and other Internet services. Ting Internet (https://ting.com/internet) delivers fixed fiber Internet access with outstanding customer support. Tucows’ mobile services enabler (MSE) platform provides network access, provisioning and billing services for mobile virtual network operators (MVNOs). OpenSRS (https://opensrs.com), Enom (https://www.enom.com) and Ascio (https://ascio.com) combined manage approximately 26 million domain names and millions of value-added services through a global reseller network of over 36,000 web hosts and ISPs. Hover (https://hover.com) makes it easy for individuals and small businesses to manage their domain names and email addresses. More information can be found on Tucows’ corporate website (https://tucows.com).

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding our expectations regarding our future financial results and, including, without limitation, our expectations regarding our ability to realize synergies from the Enom acquisition and our expectation for growth of Ting Internet. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Information about other potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made. Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

Tucows, Ting, OpenSRS, Enom, Ascio and Hover are registered trademarks of Tucows Inc. or its subsidiaries.